Exhibit 15

November 2, 2004

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Hudson Highland Group, Inc. has incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-110765 and 333-113703), Form S-4 (Nos. 333-119563 and 333-114731) and Form S-8 (Nos. 333-104209, 333-104210, 333-104212, 333-117005 and 333-117006) our report dated October 28, 2004, relating to the Company’s unaudited interim consolidated condensed financial statements appearing in its quarterly report on Form 10-Q for the quarter ended September 30, 2004. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to October 28, 2004.

/s/ BDO Seidman, LLP

New York, New York